As filed with the Securities and Exchange Commission on May 21, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

United Fire & Casualty Company

(Exact name of registrant as specified in its charter)

Iowa	42-0644327
(State of Incorporation)	(IRS Employer Identification No.)

118 Second Avenue, S.E., Cedar Rapids, Iowa 52407

(Address of principal executive offices) (Zip Code)

United Fire & Casualty Company 2008 Stock Plan

Randy A. Ramlo, President/CEO

118 Second Avenue SE

Cedar Rapids, IA 52407-3909

(Name and address of agent for service) (319) 399-5700

(Telephone number, including area code, of agent for service) Michael K. Denney, Esq.

Bradley & Riley PC

2007 First Avenue SE

Cedar Rapids, IA 52402

(Recipient of copies)

Large accelerated filer	☒	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $3.33⅓	900,000	$33.91	$30,519,000	$1,200

(1)

This amount represents additional shares authorized for issuance under the United Fire & Casualty Company 2008 Stock Plan, formerly the United Fire & Casualty Company Nonqualified Employee Stock Option Plan. One million shares (after giving effect to a one-for-one stock dividend) were previously registered for issuance under the former plan on Form S-8, Registration No. 333-63103.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, the Registration Statement also includes an indeterminate number of shares that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)

Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of the registration fee, based on the average of the high ($34.39) and low ($33.43) prices on May 19, 2008, of $33.91 per share, as reported on The NASDAQ Stock Market, LLC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b) under the Securities Act of 1933.

Item 2.	Registrant Information and Employee Plan Annual Information.

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, but is provided or to be provided to Plan participants pursuant to Rule 428(b) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

United Fire & Casualty Company (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Securities and Exchange Commission:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2007, filed February 27, 2008;
(b)	The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed April 25, 2008; and
(c)

All of the Registrant’s other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, since the end of the fiscal year covered by the document referred to in (a) above.

All reports and other documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and deemed to be a part hereof from the date of filing of such reports or documents.

Item 4.	Description of Securities

The Registrant is authorized to issue 75,000,000 shares of common stock, par value $3.33 1/3 per share. The following description of the common stock to be registered hereunder is based upon the Registrant’s Articles of Incorporation and bylaws and applicable provisions of law. The terms “we,” “our,” and “us” refer to United Fire & Casualty Company.

Dividend Rights. Subject to preferences that may be applicable to a class or series of preferred shares that we may issue, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for the payment of dividends.

Conversion. Holders of common stock have no right to convert their common stock into any other securities.

Voting Rights. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our common stockholders. Holders of shares of common stock have no cumulative voting rights.

Classification of the Board of Directors. Directors are divided into three classes. Each year the terms of the members of a different class of directors expire and directors for that class are elected to three-year terms.

Liquidation Rights. If we liquidate, dissolve or wind up, holders of the common stock are entitled to share ratably in all assets remaining after payment of any amounts due creditors and the liquidation preference of any accrued and unpaid dividends on any outstanding preferred shares that we may issue.

Preemption Rights. Holders of common stock have no preemptive rights.

Liability to Assessment by United Fire & Casualty Company. All outstanding shares of common stock are fully paid and non-assessable.

Anti-Takeover Effects of State Law. Certain provisions of Iowa law could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise or to remove our incumbent officers and directors. These provisions may discourage coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

We are subject to Section 1110 of the Iowa Business Corporation Act, which prohibits persons deemed “interested stockholders” from engaging in a business combination with an Iowa corporation for three years following the date these persons become interested stockholders. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the previous three years did own, 10.0 percent or more of our common stock. Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Section 624A of the Iowa Business Corporation Act permits us to issue stock rights or options having terms and conditions that preclude or limit the exercise, transfer, or receipt of such rights or options by a person, or group of persons, owning or offering to acquire a specified number or percentage of the outstanding common shares or other securities of the corporation, or a transferee of the offeror, or that invalidate or void such stock rights or options held by an offeror or a transferee of the offeror.

State Insurance Laws. Before a person can acquire control of an insurance company domiciled in a U.S. state, prior written approval must generally be obtained from the insurance regulator of the state where the insurance company is domiciled. Prior to granting approval of an application to acquire control of an insurance company, the state insurance regulator will consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management of the applicant’s board of directors and executive officers, the acquirer’s plans for the future operations of the insurer and any anti-competitive effects that may arise from the consummation of the acquisition of control. Generally, state insurance laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10.0 percent or more of the voting securities of insurance company. In addition, certain state insurance laws contain provisions that require pre-acquisition notification to the state insurance regulator of a change in control with respect to a non-domestic insurance company licensed to do business in that state. While such pre-acquisition notification statutes do not authorize the state insurance regulator to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic insurance company if certain conditions exist, such as undue market concentration. These approval requirements may deter, delay or prevent transactions that stockholders may otherwise deem to be in their best interests.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws. Our Articles of Incorporation and bylaws provide that:

•

The affirmative vote of two-thirds (2/3) of all outstanding shares of this corporation is required to approve any plan of merger, consolidation or sale or exchange of all or substantially all of the assets.

•	The Articles of Incorporation may be amended at any annual or special meeting of the stockholders called for that purpose by a vote of two-thirds (2/3) of the shares issued and outstanding.
•

A holder or group of holders of common stock who own not less than one-fifth (1/5) but less than a majority of the outstanding shares of common stock may nominate and elect that number of directors, ignoring fractions, which bears the same ratio to the number of directors to be elected as the number of shares of common stock held by such stockholders bears to the total shares of common stock outstanding, but the total number of directors so elected by minority stockholders may not exceed one less than a majority of the aggregate number of directors to be elected. Unless minority common stockholders exercise their right to nominate and elect a proportionate number of directors as described above, the holders of a majority of the outstanding shares of common stock voting in any election of directors at which a quorum is present can elect all of the directors.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Iowa Business Corporation Act (the “Act”) provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director or officer against liability incurred in the proceeding if (1) the individual acted in good faith; (2) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation and, in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. If a registrant’s articles of incorporation so provide, the Act also permits indemnification of a director or officer for liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability for any of the following: (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) unlawful distribution; or (4) an intentional violation of criminal law.

The Act requires a corporation to indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.

The bylaws of the Registrant provide for indemnification by the Registrant of each of its directors and officers to the fullest extent permitted by law for liability for such director arising by reason of his or her status as a director of the Registrant. At the May 21, 2008 annual meeting of the shareholders of the Registrant, the shareholders approved an amendment to the Registrant’s Articles of Incorporation. The amendment will be filed with the Iowa Secretary of State. When filed, the board of directors will be able to amend the Registrant’s bylaws to permit indemnification of a director for liability to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) unlawful distributions; or (4) an intentional violation of criminal law.

The Act permits corporations to limit or eliminate directors’ liability to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled; an intentional infliction of harm on the corporation or the shareholders; an unlawful distribution; and an intentional violation of criminal law. The Registrant’s Articles of Incorporation eliminate directors’ liability to the Registrant and its shareholders to the fullest extent of the law.

The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, that might be incurred by them in such capacities.

The above discussion of the Act and the Registrant’s Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by the Act and the Registrant’s Articles of Incorporation and Bylaws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

		Incorporated by reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date
4.1	United Fire & Casualty Company 2008 Stock Plan	X
4.2	Fourth Restated Articles of Incorporation		Amendment #1 to S-3		4.1	04/04/02
4.3	First Amendment to Fourth Restated Articles of Incorporation		Amendment #3 to S-3		4.2	05/03/02
4.4	Second Amendment to Fourth Restated Articles of Incorporation		10-Q	06/30/05	4.1	07/29/05
4.5	Bylaws of United Fire & Casualty Company		10-K	12/31/06	3.4	03/01/07
5.1	Opinion of Bradley & Riley PC	X
15.1	Letter re unaudited interim financial information	X
23.1	Consent of Bradley & Riley PC (included in Exhibit 5.1)	X
23.2	Consent of Ernst & Young LLP	X

Item 9.	Undertakings
(a)	The Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on May 21, 2008.

United Fire & Casualty Company
(Registrant)

By:	/S/ J. SCOTT MCINTYRE JR.
J. Scott McIntyre Jr., Chairman of the Board

By:	/S/ RANDY A. RAMLO
Randy A. Ramlo, President and Chief Executive Officer

By:	/S/ DIANNE M. LYONS
Dianne M. Lyons, Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ J. SCOTT MCINTYRE JR.	Chairman of the Board and Director	May 21, 2008
J. Scott McIntyre Jr.
/S/ RANDY A. RAMLO	President and Chief Executive Officer (Principal Executive Officer)	May 21, 2008
Randy A. Ramlo
/S/ DIANNE M. LYONS	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2008
Dianne M. Lyons
/S/ JACK B. EVANS	Vice Chairman of the Board and Director	May 21, 2008
Jack B. Evans
/S/ CHRISTOPHER R. DRAHOZAL	Director	May 21, 2008
Christopher R. Drahozal
/S/ THOMAS W. HANLEY	Director	May 21, 2008
Thomas W. Hanley
/S/ DOUGLAS M. HULTQUIST	Director	May 21, 2008
Douglas M. Hultquist

/S/ JAMES A. LEACH	Director	May 21, 2008
James A. Leach
/S/ CASEY D. MAHON	Director	May 21, 2008
Casey D. Mahon
/S/ GEORGE D. MILLIGAN	Director	May 21, 2008
George D. Milligan
/S/ MARY K. QUASS	Director	May 21, 2008
Mary K. Quass
/S/ JOHN A. RIFE	Director	May 21, 2008
John A. Rife
/S/ KYLE D. SKOGMAN	Director	May 21, 2008
Kyle D. Skogman
/S/ FRANK S. WILKINSON JR.	Director	May 21, 2008
Frank S. Wilkinson Jr.

EXHIBIT INDEX

		Incorporated by reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date
4.1	United Fire & Casualty Company 2008 Stock Plan	X
4.2	Fourth Restated Articles of Incorporation		Amendment #1 to S-3		4.1	04/04/02
4.3	First Amendment to Fourth Restated Articles of Incorporation		Amendment #3 to S-3		4.2	05/03/02
4.4	Second Amendment to Fourth Restated Articles of Incorporation		10-Q	06/30/05	4.1	07/29/05
4.5	Bylaws of United Fire & Casualty Company		10-K	12/31/06	3.4	03/01/07
5.1	Opinion of Bradley & Riley PC	X
15.1	Letter re unaudited interim financial information	X
23.1	Consent of Bradley & Riley PC (included in Exhibit 5.1)	X
23.2	Consent of Ernst & Young LLP	X